INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholder
Comcast Cable Communications, Inc.
Wilmington, Delaware


We consent to the incorporation by reference in Registration Statement Number 333-66649 of Comcast Cable Communications, Inc. and its subsidaries on Form S-3 of our report dated February 24, 2000, except for Note 3 as to which the date is March 2, 2000, appearing in the Annual Report on Form 10-K of Comcast Cable Communications, Inc. and its subsidaries for the year ended December 31, 1999.


/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 14, 2000